Exhibit 10.1

NEXTWAVE WIRELESS INC.

Form of Long-Term Incentive Award Agreement

            , 201  _

[Insert Name of Employee]

Re:	Retention Incentive

Dear [Insert Name of Employee],

Nextwave Wireless Inc. (“we”, the “Company”) is pleased to inform you of your participation in a new retention incentive program. In recognition of your key role and efforts in our current and future success and to encourage you to continue your employment with us, you are eligible under the terms described below to earn cash and equity incentives.

1. Cash Retention Incentive. You are eligible for a cash incentive payment in the amount set forth below (the “Incentive Payments”), if your service as an employee of the Company continues until the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, of the applicable notes issued by the Company or its subsidiary NextWave Wireless LLC and described below:

Performance Requirement	Incentive Payment
The 7% Senior Secured Notes due 2011 are repaid or retired in full	$	[	]
The Senior-Subordinated Secured Second Lien Notes due 2011 are repaid or retired in full	$	[	]
The Third Lien Subordinated Secured Convertible Notes due 2011 are repaid or retired in full	$	[	]

Notwithstanding anything to the contrary herein, your entitlement to the applicable incentive payments shall continue after cessation of your service as an employee of the Company, subject to achievement of the performance requirements set forth above, if your service terminates without Cause or for Good Reason (each as defined in Section 4 below).

Each Incentive Payment shall be paid within 5 days after the date of achievement of the related performance requirement.

2. Equity Retention Incentive. You have been granted a restricted stock grant under and governed by the Company’s 2005 Incentive Plan (the “2005 Plan”) in the amount of [            ] shares of common stock of the Company, subject to vesting and other terms as described in the Notice of Restricted Stock Award and the Restricted Stock Award Agreement reference number 2010-1, which are attached hereto as Annex A (together, the “Restricted Stock Documents”). The 2005 Plan and the Restricted Stock Documents are hereby made a part of this Letter Agreement.

3. Prior Understandings. This Letter Agreement, together with the 2005 Plan and the Restricted Stock Documents, supersedes any and all prior discussions or understandings relating to retention incentives between the parties hereto.

4. Forfeiture for Cause or Resignation without Good Reason. Your right to any retention incentive under this Agreement shall be forfeited if your service with the Company is terminated for “Cause” or if you resign without “Good Reason”. “Cause” has the same meaning as set forth in your employment agreement with the Company, if any, or if your employment with the Company is not pursuant to an employment agreement, shall have the following meaning: (i) any act or acts by you constituting a felony or any other crime involving moral turpitude; or (ii) any material failure by you to perform your duties inherent in your position or as set forth in any employment agreement or other similar agreement between you and the Company in a manner consistent with your position, but only after the Company delivers to a written notice of such failure at least sixty (60) business days prior to the effective date of your termination of employment for a material failure or violation, which notice shall set forth your specific actions, inactions, violations or failures that, in the Company’s view, permit the Company to terminate your employment for a material failure or violation, and you shall fail or refuse, within the thirty (30) business day period following his receipt of such notice, to either discontinue the actions or inactions, or otherwise cure or correct the deficiencies or behaviors, that were set forth in such notice as grounds for the Company terminating your employment, unless such deficiencies cannot be cured within such thirty (30) business day period, in which case you shall have diligently commenced such cure or correction but in no event shall the cure period exceed ninety (90) days. “Good Reason” shall mean: (i) a diminution in your rate of salary; or (ii) a diminution in your authority, duties, or responsibilities, as determined by you in your sole discretion; or (iii) a material breach by the Company of any employment agreement or similar agreement between you and the Company.

5. Confidentiality. Your participation in this bonus opportunity (including the amount you are eligible to receive) is highly confidential, and you shall not disclose any such information to any person except to the extent previously publicly disclosed by the Company.

6. Your Acceptance and Approval. This Letter Agreement is effective as of the date first written above. The incentive payments contemplated hereby are subject to your confirmation of your acceptance of and agreement to the terms hereunder by signing a copy of this Letter Agreement.

7. Administration. This incentive program is administered by the Company, and any determination of the Company in its discretion is binding on you and your successors.

8. Taxes.

(a) Withholding Taxes. All payments and benefits provided pursuant to this Letter Agreement are subject to reduction for applicable withholding and payroll taxes.

(b) 409A Excise Taxes. If the Executive is a “specified employee” for purposes of Section 409A on the date of termination, then any payments to be made during the six (6) month period following the date of termination shall be deferred and paid to the Executive under this Agreement, any Benefit Plan or other agreement between the parties on the first business day following such period (or if earlier, the Executive’s date of death) if such deferral would avoid the imposition of additional amounts owing under Section 409A. All other payments shall be paid in accordance with the normal payment dates specified for them in accordance with this Agreement or the applicable Benefit Plan or other agreement between the parties. This Agreement shall be construed and applied to the fullest extent in a manner to minimize imposition of any additional amounts owing under Section 409A. Notwithstanding any other provision of this Agreement or any Benefit Plan or other agreement between the parties, the Company, its subsidiaries and affiliates, and any of their employees or representatives (i) make no representation with respect to compliance with Section 409A, (ii) shall not be obligated to minimize the imposition of any additional amounts owing under Section 409A, and (iii) shall not be liable to the Executive with respect to their attempt or failure to comply with Section 409A or the imposition of any additional amounts on the Executive owing under Section 409A.

9. Erroneous Compensation. All retention incentive payments hereunder, if and to the extent subject to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

10. No Right to Continued Employment. This Letter Agreement does not affect your status as an at-will employee and therefore your employment remains subject to termination at any time, subject to the terms of any applicable employment agreement between the Company and you.

11. No Set Off. The amount payable under this letter shall not be subject to reduction or set off, and shall not serve to reduce any amount otherwise payable to you outside of this letter.

12. Governing Law. Any dispute arising under this Letter Agreement shall be decided by applying the laws of the State of California without regard to conflicts of law principles.

Sincerely,

NEXTWAVE WIRELESS INC.

By:
Name:
Title:

I agree to and accept the terms described in this Letter Agreement and further acknowledge that no representations were made to induce the execution of this letter which are not expressly contained in this letter.

[Insert Name of Employee]
Signature:		Date:	, 2010

Annex A

NEXTWAVE WIRELESS INC.

2005 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

Name of Grantee:	[Insert Name of Employee]

Total Number of Shares:	[ ] shares of common stock (“Shares”) of NextWave Wireless Inc., a Delaware corporation (the “Company”).

Date of Grant:	[ ], 201

Vesting Schedule:	The Shares shall vest, if at all, in accordance with the vesting schedule set forth immediately below:

Description of Vesting Event	Number of Shares Vesting
Third Lien Subordinated Secured Convertible Notes due 2011 (“Third Lien Notes”) are repaid or retired in full, whether through redemptions, repayment at maturity date or conversion.	[	]

Any unvested Shares shall vest in their entirety upon a Change in Control during your employment or service with the Company, or upon a termination without Cause or for Good Reason, as provided in the Restricted Stock Award Agreement.

By signing your name below, you accept this Award and acknowledge and agree that this Award is granted under and governed by the terms and conditions of the NextWave Wireless Inc. 2005 Stock Incentive Plan and Restricted Stock Award Agreement reference number 2010-1, both of which are hereby made a part of this document.

GRANTEE:		NEXTWAVE WIRELESS INC.

By:
Name: [Insert Name of Employee]		Name:
Title:

NextWave Wireless Inc.

2005 Stock Incentive Plan

Restricted Stock Award Agreement

Reference Number: 2010-1

SECTION 1. GRANT OF RESTRICTED STOCK.

(a) Stock Award. On the terms and conditions set forth in this Agreement and each Notice of Restricted Stock Award referencing this Agreement (the “Notice”), NextWave Wireless Inc. (the “Company”) grants to the grantee on the Date of Grant a number of shares of Company common stock, par value $0.007 per share (the “Shares”).

(b) Plan and Defined Terms. This award is granted under and subject to the terms of the NextWave Wireless Inc. 2005 Stock Incentive Plan (“Plan”), which is incorporated herein. In case of any conflict between the terms of the Plan and this Agreement or the Notice, the terms of the Plan shall control. Capitalized terms not defined in this Agreement or the Notice shall have the same meaning ascribed to such term in the Plan.

(c) Duration. This Agreement shall apply to this award until its expiration and to the Shares acquired hereunder until all Shares subject to this award have vested.

SECTION 2. RIGHT TO VESTING.

Vesting. The Shares subject to this award will become vested in the manner and pursuant to the schedule described in the Notice. All Shares subject to this award will become fully vested upon a Change of Control consummated while grantee is employed with or providing services to the Company, effective immediately prior to and subject to the consummation of the Change of Control. In addition, all Shares subject to this award will become fully vested upon a termination of employment or service without Cause or for Good Reason.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF AWARD.

(a) Except as provided in (c) below, this award and the rights and privileges conferred hereby shall be exercisable only by the grantee during the grantee’s lifetime, or by the person to whom the grantee’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything in the Plan to the contrary, this award and the rights and privileges conferred hereby shall be transferable pursuant to a domestic relations order.

(b) Except as provided in (c) below, neither this award nor the rights and privileges conferred hereby, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by an grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(c) This award and the rights and privileges conferred hereby may be transferred for no consideration to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish.

SECTION 4. VESTING AND WITHHOLDING.

(a) Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the vesting of Shares subject to this award, and the grantee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

(b) No Assurances of Tax Consequences. This award is intended to be treated as incentive compensation and not as an equity interest in the Company prior to the date Shares vest. However, each grantee shall consult with his or her own tax counsel regarding tax treatment of this award, and the Company provides no assurances regarding such treatment, including the treatment of this award as an award and not as an equity interest in the Company.

SECTION 5. TERM AND EXPIRATION.

(a) Basic Term. Subject to earlier termination in accordance with subsection (b) below, this award shall expire on the expiration date, if any, set forth in the Notice.

(b) Termination of Service. This award shall expire, and any unvested portion of this award shall be forfeited, on the date of the grantee’s termination of Service for any reason, except in the case of the grantee’s termination of Service (i) without Cause or for Good Reason or (ii) due to death or Disability. In the case of a termination of Service pursuant to clause (ii) above, this award shall expire, and any unvested portion of this award shall be forfeited, on the first anniversary of such death or Disability.

(c) Leaves of Absence. For any purpose under this Agreement, Service shall be deemed to continue while the grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

SECTION 6. REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

SECTION 7. RESTRICTIONS ON TRANSFER.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(b) Undertaking. The grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on the grantee.

(c) Investment Intent. The grantee represents and agrees that as of the Date of Grant, the Shares have been acquired for investment, and not with a view to the sale or distribution thereof.

(d) Administration. Any determination by the Company in connection with any of the matters set forth in this Section 9 shall be conclusive and binding on the grantee and all other persons.

SECTION 8. ADJUSTMENT OF SHARES.

(a) In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, or a change in corporate structure or a similar occurrence that results in a change in the Shares subject to the Plan, the terms of this award (including, without limitation, the number and kind of Shares subject to this award and the Exercise Price) shall be adjusted as set forth in Section 8(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this award shall be subject to the agreement of merger or consolidation, as provided in Section 8(b) of the Plan.

(b) Subject to any adjustment pursuant to the preceding paragraph, all dividends payable with respect to any unvested Shares shall be held by the Company and paid in full, without interest, if, and on the date that, such Shares become vested.

SECTION 9. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights. Nothing in this award or in the Plan shall confer upon the grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the grantee) or of the grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(b) Notification. Any notice required by this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the grantee at the address that he or she most recently provided to the Company.

(c) Entire Agreement. The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the grantee, the grantee’s assigns and the legal representatives, heirs and legatees of the grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 10. DEFINITIONS.

“Cause” shall mean with respect to the grantee:

(i) any act or acts constituting a felony or any other crime involving moral turpitude; or

(ii) any material failure by the grantee to perform his duties inherent in his position or as set forth in any employment agreement or other similar agreement between the grantee and the Company in a manner consistent with his position, but only after the Company delivers to a written notice of such failure at least sixty (60) business days prior to the effective date of the grantee’s termination of his employment for a material failure or violation, which notice shall set forth the specific actions, inactions, violations or failures of the grantee that, in the Company’s view, permit the Company to terminate his employment for a material failure or violation, and the grantee shall fail or refuse, within the thirty (30) business day period following his receipt of such notice, to either discontinue the actions or inactions, or otherwise cure or correct the deficiencies or behaviors, that were set forth in such notice as grounds for the Company terminating his employment, unless such deficiencies cannot be cured within such thirty (30) business day period, in which case the grantee shall have diligently commenced such cure or correction but in no event shall the cure period exceed ninety (90) days.

“Change in Control” shall have the meaning provided in the Plan.

“Date of Grant” shall mean the date specified in the Notice.

“Disability” shall mean that the grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board of Directors in its sole discretion.

“Good Reason” shall mean with respect to the grantee:

(i) a diminution in the grantee’s rate of salary; or

(ii) a diminution in the grantee’s authority, duties, or responsibilities, as determined by the grantee in his sole discretion; or

(iii) a material breach by the Company of any employment agreement or similar agreement between the grantee and the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as a common-law employee, member of the board of directors or as a consultant of the Company, a Parent or a Subsidiary.

“Share” shall mean one share of the Company’s common stock, as adjusted in accordance with Section 8 of the Plan (if applicable).

“Subsidiary” shall mean any entity that the Company owns fifty percent (50%) or more of the total outstanding equity interests.

“Transferee” shall mean any person to whom the grantee has directly or indirectly transferred any Share acquired under this Agreement.